News Release

Contact:	Tim Bienek Chief Financial Officer 972-728-6300 ext. 6331 tim.bienek@affirmativeholdings.com	Michael Russell Investor Relations 972-728-6300 ext. 2092 mike.russell@affirmativeholdings.com

Affirmative Insurance Holdings Announces 2004 Second Quarter Results
Solid financial performance comes on the heels of non-standard auto insurer’s IPO in July

ADDISON, Texas (Aug. 9, 2004) — Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a provider of personal non-standard automobile insurance, today announced financial results for the three and six month periods ended June 30, 2004.

Highlights for the Company’s 2004 second quarter included:

•	Net income increased 52.6 percent over the same period in 2003.

•	Revenues from agency operations increased 20.1 percent and pre-tax margins improved 5.7 percentage points from year-ago levels.

•	The Company’s GAAP combined ratio of its insurance segment was 94.7 percent.

“As a new public company, we are pleased to report to our shareholders that the second quarter produced strong financial results and continued top-line growth,” said Thomas E. Mangold, president and chief executive officer of Affirmative Insurance Holdings, Inc. “We are encouraged that the pricing and competitive conditions remain favorable in the markets where we operate.”

Affirmative’s second quarter financial report is its first public earnings announcement since the Company’s July 9, 2004 initial public offering of 8,170,000 shares of common stock priced at $14.00 per share. Of the total shares sold in the offering, 4,420,000 were sold by Affirmative and 3,750,000 were sold by a selling shareholder, Vesta Insurance Group. On July 26, 2004, Affirmative announced that the underwriters exercised in full their over-allotment option to purchase an additional 1,225,500 shares, also at $14.00 per share. The underwriters purchased 663,000 additional shares from Affirmative and 562,500 additional shares from Vesta. Including the shares sold in the IPO and over-allotment option, Affirmative’s net proceeds from the offering totaled approximately $65.3 million, after deducting estimated offering expenses.

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Affirmative Insurance Holdings, Inc. 2004 Second Quarter Results	Page 2

Following Affirmative’s initial public stock offering, A.M. Best Co. upgraded the financial strength ratings of Affirmative’s insurance subsidiaries, Affirmative Insurance Company and Insura Property and Casualty Insurance Company, Inc., to B+ (Very Good) from B (Fair). The ratings of the insurance companies were removed from review and assigned a stable outlook.

FINANCIAL RESULTS
 Second quarter 2004 net income was $5.5 million or $0.47 per diluted share, a year-over-year increase of $1.9 million or 52.6 percent, compared to $3.6 million or $0.36 per diluted share for the same period in 2003.

Total revenues for the three months ended June 30, 2004 were $67.2 million, an increase of $43.8 million, compared to $23.4 million for the same period in 2003. The increase in revenues was principally due to Affirmative’s retention of gross premiums written by its insurance companies following the restructuring of the reinsurance agreements with Vesta, which allowed Affirmative on January 1, 2004 to start retaining premiums and losses that were previously ceded to Vesta Fire.

For the six months ended June 30, 2004, the Company reported net income of $12.8 million or $1.09 per diluted share, compared to net income of $9.1 million or $0.90 per diluted share in the same period of 2003. Total revenues for the first six months of 2004 totaled $139.4 million versus $51.1 million during the first half of 2003.

CREDIT FACILITY

Affirmative also announced this it has entered into a $15 million two-year credit facility with The Frost National Bank. This senior secured credit facility will be used for general working capital for agency operations, capital surplus for affiliated insurance companies and to finance acquisition activities.

GUIDANCE AND SUPPLEMENTAL INFORMATION
 Affirmative maintains a positive outlook for the remainder of 2004 and believes earnings for the full year will be in the range of $1.60 to $1.80 per diluted share. For 2005, the Company projects earnings to be in the range of $1.85 to $2.05 per diluted share.

To provide a more complete understanding of Affirmative’s financial results, Company officials have posted supplemental financial data on the investor relations Web site, which can be found by visiting www.affirmativeholdings.com. The data pertains to quarterly financial results for all four quarters of 2003 and the first and second quarters of 2004.

CONFERENCE CALL The Company will hold a conference call to discuss its second quarter results at 11:30 a.m. (EST), Monday, July 9, 2004. The conference call will be accessible on Affirmative’s investor relations Web page, which can be found by visiting www.affirmativeholdings.com and clicking ‘investor relations’, or by telephone at 800-901-5241 (Passcode: 17375433). Recorded replays of the earnings conference call will be available one hour after the call’s completion on the investor relations Web page or by telephone at 888-286-8010 (Passcode: 98538111).

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Affirmative Insurance Holdings, Inc. 2004 Second Quarter Results	Page 3

ABOUT AFFIRMATIVE INSURANCE HOLDINGS
 Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 11 states, including Texas, Illinois, California and Florida.

FORWARD-LOOKING STATEMENTS DISCLOSURE
 Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the Company’s business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; claims experience; severe weather conditions; changes in business strategy; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; and the loss of one or more member of the Company’s management team.

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(financial tables follow)

Affirmative Insurance Holdings, Inc. 2004 Second Quarter Results	Page 4

Affirmative Insurance Holdings, Inc.
Consolidated Statements of Operations — Unaudited
(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues
Net premiums earned	$43,738	$—	$90,948	$—
Commission income	8,276	11,165	19,200	24,929
Fee income	13,826	9,610	27,317	20,281
Claims processing fees	1,009	2,582	1,355	5,384
Net investment income	363	52	590	102
Realized gains (losses)	(3)	(9)	(20)	434
Total revenues	67,209	23,400	139,390	51,130
Expenses
Losses and loss adjustment expenses	28,149	—	59,857	—
Policy acquisition expenses	13,620	3,653	26,273	8,253
Employee compensation and benefits	10,230	8,960	20,909	18,277
Depreciation and amortization	961	911	1,845	1,682
Operating expenses	4,821	4,010	9,104	8,051
Interest expense	174	260	391	370

Total expenses	57,955	17,794	118,379	36,633

Net income before income taxes, minority interest and equity interest in unconsolidated subsidiaries	9,254	5,606	21,011	14,497
Income tax expense	3,311	2,004	7,518	5,183
Minority interest, net of income taxes	212	10	307	256
Equity interest in unconsolidated subsidiaries, net of income taxes	250	—	423	—

Net income	$5,481	$3,592	$12,763	$9,058

Net income per common share — Basic	$0.47	$0.36	$1.10	$0.90

Net income per common share — Diluted	$0.47	$0.36	$1.09	$0.90

Weighted average shares — Basic	11,671,883	10,085,230	11,627,149	10,072,197
Weighted average shares — Diluted	11,770,892	10,105,117	11,735,771	10,092,084

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Affirmative Insurance Holdings, Inc. 2004 Second Quarter Results	Page 5

Affirmative Insurance Holdings, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	June 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Fixed maturities — available for sale	$53,346	$6,610
Other invested assets	—	928

	53,346	7,538
Cash and cash equivalents	39,446	15,358
Fiduciary and restricted cash	12,438	9,467
Premiums and fees receivable	108,382	75,596
Commissions receivable	6,914	7,043
Receivable from reinsurers	96,005	94,526
Deferred acquisition costs	12,560	14,371
Other assets	92,849	90,680

Total assets	$421,940	$314,579

Liabilities and Stockholders’ Equity
Liabilities
Reserves for losses and loss adjustment expenses	87,414	58,507
Unearned premium	85,885	71,226
Amounts due reinsurers	50,252	19,633
Deferred revenue	20,976	15,451
Other liabilities	50,948	36,385

Total liabilities	295,475	201,202

Stockholders’ equity
Common stock	117	116
Warrants	—	157
Additional paid-in capital	85,230	84,074
Accumulated other comprehensive loss	(684)	(9)
Retained earnings	41,802	29,039

Total stockholders’ equity	126,465	113,377

Total liabilities and stockholders’ equity	$421,940	$314,579

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